Exhibit 99.1

Contact:	Steve Reichenbach
Chief Financial Officer
253-850-3500

FLOW INTERNATIONAL COMPLETES $65 MILLION

EQUITY PRIVATE PLACEMENT FINANCING

KENT, Wash., March 22, 2005 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology equipment used for cutting, cleaning (surface preparation) and food safety applications, today announced that it has completed a transaction with 14 institutional investors for the private placement of 17.5 million equity units of securities, each unit comprised of one share of common stock and a warrant to purchase one-tenth of a share of common stock, at a per-unit price of $3.72. Roth Capital Partners acted as the sole placement agent in this transaction.

The Company received gross proceeds of $65 million and net proceeds of slightly less than $60 million. The warrants are exercisable at $4.07 per share until 2010. As part of the transaction, the Company has 60 days from the closing date of the transaction, March 21, 2005, to file an initial Form S-1 registration statement for the resale of the shares and 180 days subsequent to the closing date to have the Form S-1 registration statement go effective.

The shares of common stock and warrants have not been registered under the Securities Act, or any state securities laws, and were made in a private transaction under Regulation D. The shares of common stock, including the shares of common stock underlying the warrants, may not be reoffered or resold in the United States unless the re-offer or resale is registered or unless exemptions from the registration requirements of the Securities Act and applicable state laws are available. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale by the investors of the privately placed common stock, including the common stock issuable upon exercise of the investor and placement agent warrants.

About Flow International

FLOW provides total system solutions for various industries, including automotive, aerospace, paper, job shop, surface preparation, and food production. For more information, visit www.flowcorp.com.